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                                                                                   Exhibit 12.1



                                                      Fiscal Year Ended
                               ---------------------------------------------------------------
                               January 1,  December 31,  December 29,  January 4,   January 3,
                                  1995        1995          1996         1998          1999
                               ----------  ------------  ------------  ----------   ----------
                                                    (dollars in thousands)
DETERMINATION OF RATIO OF
  EARNINGS TO FIXED CHARGES:
Net income (loss) before taxes   $ 9,975    $(7,452)       $ 4,039       $17,003     $12,835
Fixed Charges
   Interest expense                4,239      5,915          5,646         5,532       6,296
   Amortization of deferred
     financing costs                 218        302            360           944         213
   Interest component of rent      1,641      3,555          3,730         3,004       1,332
                                 -------    -------        -------       -------     -------
Earnings before fixed charges     16,073      2,320         13,775        26,483      20,676
                                 =======    =======        =======       =======     =======

Fixed Charges
    Interest expense               4,239      5,915          5,646         5,532       5,296
    Amortization of deferred
      financing costs                218        302            360           944         213
    Interest component of rent     1,641      3,555          3,730         3,004       1,332
                                 -------    -------        -------       -------     -------
Total fixed charges                6,098      9,772          9,736         9,480       7,841
                                 =======    =======        =======       =======     =======
    Ratio of earnings
      to fixed charges               2.6x       0.2x           1.4x          2.8x        2.6x
                                 =======    =======        =======       =======     =======


                                                   (Continuation of table below)




                                 Pro Forma        Sixteen
                                 52 Weeks       Weeks Ended
                                   Ended    --------------------    Pro Forma
                                January 3,  April 26,   April 25,   April 25,
                                   1999       1998        1999        1999
                                ----------  ---------   ---------   ---------
DETERMINATION OF RATIO OF
  EARNINGS TO FIXED CHARGES:
Net income (loss) before taxes   $ 8,526     $ 5,691     $(4,795)   $(4,950)
Fixed Charges
   Interest expense               11,137       1,771       3,334      3,502
   Amortization of deferred
     financing costs                 677          72         137        208
   Interest component of rent        778         416         108        108
                                 -------     -------     -------    -------
Earnings before fixed charges     21,118       7,950      (1,216)    (1,132)
                                 =======     =======     =======    =======

Fixed Charges
    Interest expense              11,137       1,771       3,334      3,502
    Amortization of deferred
      financing costs                677          72         137        208
    Interest component of rent       778         416         108        108
                                 -------     -------     -------    -------
Total fixed charges               12,592       2,259       3,579      3,818
                                 =======     =======     =======    =======
    Ratio of earnings
      to fixed charges               1.7x        3.5x       (0.3)x     (0.3)x
                                 =======     =======     =======    =======
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